UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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[Sent via email to Kathryn Cohen at Institutional Shareholder Services Inc. (ISS)]

Dear Kathy:

On February 24, 2012, Brocade Communications filed its Proxy Statement for the upcoming Shareholder Meeting on April 12, 2012. As part of the Proxy Statement, management is requesting shareholders to authorize additional stock for its 2009 Stock Plan and 2009 Employee Stock Purchase Plan. Brocade’s Compensation Committee of the Board of Directors has reviewed and approved management’s recommendation and the Board of Directors is recommending shareholders support these proposals.

In the Proxy Statement, Brocade provided the rationale for the requested stock as well as some key data points to help inform shareholders regarding these proposals. In order to facilitate the ISS review of Brocade’s equity compensation proposals, I would like to highlight some of these key points from the Proxy Statement and provide ISS with some historical context as you review our proxy.

Background:

•

In December 2008, Brocade acquired Foundry Networks for $2.6 billion in an all-cash transaction. The acquisition was financed using existing cash and by assuming approximately $1.1 billion of new debt. We believe this transaction structure was viewed by shareholders as very beneficial from their perspective by not increasing the outstanding shares of Brocade and therefore, not increasing shareholder dilution.

•

In connection with the acquisition, Brocade assumed a significant number of existing equity awards held by Foundry employees. This was important to retain the Foundry employees and provide stability of the workforce during the integration of the two companies.

•	The assumption of Foundry’s equity awards however, significantly increased Brocade’s issued overhang to more than 40% at the time the acquisition closed.

Equity Overhang:

•	Brocade has been actively managing its burn rate and reduced its overhang in the three years since the Foundry acquisition. Specifically,

•	Brocade has decreased its gross adjusted burn rate from 6.3% in fiscal year 2009 to 4.1% in both fiscal years 2010 and 2011.

•	Brocade has reduced its issued overhang from 28.2% at fiscal year-end (FYE) 2009 to 21.6% at FYE10 and to 16.6% at FYE11.

•

At FYE11, the outstanding awards that were assumed in the Foundry acquisition still represented approximately 37% of the company’s issued overhang (comprised of 26,571,497 option shares with a weighted average exercise price of $3.26 and remaining contractual term of 1.57 years and 581,650 full value awards).

•

Excluding these outstanding Foundry awards, our FYE11 issued overhang was 10.5% (comprised of 24,193,503 option shares with a weighted average exercise price of $6.7255 and remaining contractual term of 2.50 years and 22,899,743 full value awards).

•

Nearly all the remaining options under the Foundry equity plans expire and/or will be exercised over the next 18 months; therefore we expect our issued overhang to continue to decline at an accelerated rate.

Share Repurchase:

•

We have prudently managed our equity award programs to achieve these significant reductions in overhang and burn rate while also repurchasing 48M shares of stock in FY11, representing nearly 10% of the common shares outstanding.

•	The 48M shares that were repurchased however, increase both our current and future burn rate and overhang by reducing our shares outstanding.

•

We believe our share repurchase program has favorable benefits for our shareholders, including reducing dilution from the original 2009 Stock Plan and helping to offset future dilution of new equity awards.

Conclusion:

•

In the Proxy Statement, we discuss that the Stock Plan is a critical element of our compensation policy to attract, motivate, and retain talented employees; align employee and stockholder interests; link employee compensation with company performance; and maintain a culture based on employee stock ownership.

•	Brocade has been a good steward of shareholder interests in the administration of its equity plan, by reducing both its burn rate and overhang percentages since the Foundry acquisition.

•	Brocade expects that the overhang percentage will continue to decrease in fiscal 2012 and beyond as the Foundry options that were assumed with the acquisition expire and/or are exercised.

•

It is our understanding that the ISS “SVT” model, when taken out of context of the 2008 Foundry acquisition, may not fully reflect the shareholder friendly rationale for our decision to acquire Foundry with cash and as well as repurchase shares during FY11. These actions, which we believe were both in our shareholders’ best interests, should be considered when reviewing the proposal of additional shares for our equity pools.

Thank you for your time and attention to the background and circumstances regarding Brocade and the proposals involving its equity plans in its Proxy Statement. We strongly encourage you to consider the foregoing and whether you would give credit for some of these shareholder-friendly actions, or at least not penalize companies for taking such actions. We look forward to meeting with the ISS team in the near future to discuss these proposals including the analysis and details provided in our Proxy Statement and in this email.

Sincerely,

Daniel W. Fairfax

Chief Financial Officer

Brocade Communications Systems, Inc.